Exhibit 5.2

Our ref	DIC/RBG001.0232
Your ref	-

The Royal Bank of Scotland plc The Royal Bank of Scotland Group plc RBS Gogarburn PO Box 1000 Edinburgh EH12 1HQ	30 April 2012

Dear Sirs

We have acted as solicitors in Scotland for The Royal Bank of Scotland plc (the “Issuer”) and the Royal Bank of Scotland Group plc (the “Guarantor” and, together with the Issuer, the "Companies" (each a "Company")) in connection with the issuance of the notes identified in Annex A attached hereto (the “Notes”) and the guarantees in respect of such Notes (the “Guarantees,” and together with the Notes, the “Securities”).

The Notes are fully and unconditionally guaranteed by the Guarantor and are issued under the shelf registration statement filed with the U.S. Securities and Exchange Commission (the "Registration Statement").

The Securities are issued, or are to be issued, pursuant to the Amended and Restated Indenture, dated as of 13 August 2010 among the Issuer, the Guarantor, and The Bank of New York Mellon, acting through its London Branch (the “Original Trustee”); the First Supplemental Indenture dated as of 25 August 2010 among the Issuer, the Guarantor, the Original Trustee, Wilmington Trust Company, as trustee for the RBS NotesSM (the “Trustee”), and Citibank, N.A., as securities administrator for the RBS NotesSM; and the Third Supplemental Indenture, dated as of 27 September 2011, among the Issuer, the Guarantor and the Trustee (such Amended and Restated Indenture, as supplemented by the First Supplemental Indenture and the Third Supplemental Indenture and as may be further supplemented or amended from time to time, the “Indenture”).

We, as your solicitors, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, including officers' certificates and other communications on behalf of the Company and the Guarantor.  We have relied on these documents, records, certificates and other instruments and communications in respect of the accuracy of the matters stated therein, which we have not independently established.  We also conducted a search against each Company in its electronic file maintained at Companies House in Edinburgh on the date hereof, and we have assumed those files are up-to-date.

On the basis of the foregoing, we advise you that, in our opinion, as of the date hereof:

1.	the Issuer and the Guarantor are duly incorporated and validly existing under the laws of Scotland;

2.	the Issuer (in the case of the Notes) and the Guarantor (in the case of the Guarantees) have the necessary corporate power to create, issue, and sell the Securities; and

3.	the issue and sale of the Securities have been duly authorized by all necessary corporate action by the Issuer and the Guarantor in conformity with the Indenture.

The foregoing opinion is limited to the laws of Scotland as at the date of this opinion.  We have made no investigation of the laws of any jurisdiction other than Scotland and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the laws of the United States of America, and our opinion is subject to such laws, including the matters stated in the opinion of Davis Polk & Wardwell LLP.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Guarantor on the date hereof, and further consent to the reference to our name under the caption "Validity of the Securities" in the pricing supplement relating to the Securities, which forms part of the Registration Statement.  In giving these consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended.  The opinions expressed herein may be relied upon by Davis Polk & Wardwell LLP for the purposes of its opinion dated the date hereof addressed to the Issuer and the Guarantor with respect to the subject matter hereof.

This opinion is rendered solely in connection with the issuance of the Securities. This opinion may not be relied upon for any other purpose without our prior written consent.

Yours faithfully

/s/ Donald I. Cumming

For and on behalf of Dundas & Wilson CS LLP

Annex A

Title of Securities	Date of Issue	Aggregate Offering Amount	CUSIP
RBS Digital Notes with Fixed Buffer Linked to the S&P 500® Index due 30 April 2015	30 April 2012 (date of final pricing supplement: 25 April 2012)	$230,000.00	78009PCT6
RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due 30 October 2015	30 April 2012 (date of final pricing supplement: 26 April 2012)	$1,154,000.00	78009PCS8